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                                  Diamond Hill
                                  ------------
                                  Investments


FOR IMMEDIATE RELEASE:
                                             Investor Contact:
                                             James F. Laird
                                             Chief Financial Officer
                                             614-255-3353
                                             E-mail: (jlaird@diamond-hill.com)

                     DIAMOND HILL NAMES WILLIAM P. ZOX
                 CO-PORTFOLIO MANAGER OF STRATEGIC INCOME


     Columbus,  Ohio -- May 3, 2006, -- Diamond Hill Investment Group,
Inc. (NASDAQ:DHIL) today announced that William P. Zox has been named as a co-portfolio manager of the Diamond Hill Strategic Income Fund. Mr. Zox is a graduate of Williams College, Moritz College of Law at The Ohio State University College of Law, the University of Florida College of Law and he holds the CFA designation. He has been a portfolio manager and investment analyst at Diamond Hill since 2001 and previous to that was a partner in the law firm of Schottenstein, Zox and Dunn Co., L.P.A. Kent Rinker, Diamond Hill's managing director of fixed income, said, "Bill has been a key member of our fixed income team for the past several years and this announcement simply confirms his role as an important part of the team."

     The Diamond Hill Strategic Income Fund was launched in September 2002 and has since grown to over $90 million in assets. The fund pursues a flexible strategy designed to maximize income while striving to preserve capital and generate a reasonable total return over time. Diamond Hill Strategic Income Fund earned a four star rating from Morningstar as of March 31, 2006 while the Diamond Hill Strategic Income Separate Account Composite earned a five star rating from Morningstar as of December 31, 2005.

     In addition to the mutual fund, Diamond Hill also manages fixed income accounts for corporations, institutions and individuals with total assets under management in fixed income strategies of approximately $225 million as of March 31, 2006.


About Diamond Hill:
     Diamond Hill provides investment management services to institutions and financial intermediaries seeking to preserve and build capital. The firm currently manages mutual funds, separate accounts and a private investment fund. For more information on Diamond Hill, visit www.diamond-hill.com. Diamond Hill Mutual Funds are distributed by IFS Fund Distributors, Inc., Member NASD/SIPC.

     Ratings - Morningstar calculates a Morningstar Rating(TM) for each fund or composite with at least a 3-year history. The rating is based on a Morningstar Risk-Adjusted Return measure that accounts for variation in performance (including the effects of sales charges, loads, and redemption fees), placing more emphasis on downward variations and rewarding consistent performance. The top 10% in each category receive 5 stars; the next 22.5% receive 4 stars; the next 35% receive 3 stars; the next 22.5% receive 2 stars; the bottom 10% receive 1 star. The Overall Morningstar Rating is derived from a weighted average of the performance figures associated with its 3-, 5-, and 10-year
(if applicable) Morningstar Ratings. The Morningstar Rating for the Strategic Income Fund is for the load-waived A share class only; other classes may have different performance characteristics. These ratings may change monthly.

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            375 North Front Street, Suite 300, Columbus, Ohio 43215
                         614-255-3333  fax 614-255-3363